Exhibit 99.1

FMC Corporation

1735 Market Street
Philadelphia, PA 19103

215.299.6000 phone
215.299.5998 fax
News Release	www.fmc.com

For Release: Immediate

Media contact: Jim Fitzwater – 215.299.6633

Investor Relations contact: Brennen Arndt – 215.299.6266

FMC Corporation’s Board Declares Stock Split and Quarterly Dividend

PHILADELPHIA, August 17, 2007 — FMC Corporation (NYSE: FMC) announced today that its Board of Directors declared a two-for-one split of its common stock to be effected in the form of a distribution payable on September 13, 2007, to shareholders of record of its common stock as of the close of business on August 31, 2007. Trading in the common stock will begin on a post-split adjusted basis on September 14, 2007.

In addition, the Board of Directors declared a regular quarterly dividend of 10.5 cents per share after giving effect to the stock split, payable on October 18, 2007, to shareholders of record at the close of business on September 28, 2007.

FMC Corporation is a diversified chemical company serving agricultural, industrial and consumer markets globally for more than a century with innovative solutions, applications and quality products. The company employs approximately 5,000 people throughout the world. The company operates its businesses in three segments: Agricultural Products, Specialty Chemicals and Industrial Chemicals.

Safe Harbor Statement under the Private Securities Act of 1995: Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning specific factors described in FMC Corporation’s 2006 Form 10-K and other SEC filings. Such information contained herein represents management’s best judgment as of the date hereof based on information currently available. FMC Corporation does not intend to update this information and disclaims any legal obligation to the contrary. Historical information is not necessarily indicative of future performance.

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